Exhibit 99.1

Netlist, Inc. Announces Pricing of 8,000,000 Shares Follow-On Offering

IRVINE, Calif., September 15, 2016 /PRNewswire/ — Netlist, Inc. (“Netlist” or the “Company”) (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today announced it has priced an underwritten public offering of 8,000,000 shares of its common stock at a price to public of $1.25 per share.  Additionally, the Company has granted the underwriters the option to purchase up to an additional 1,200,000 shares of its common stock at the price to public. The offering is expected to close on or about September 21, 2016, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $10.0 million. After deducting the underwriter’s discount and other estimated offering expenses payable by Netlist, the net proceeds are expected to be approximately $9.0 million. These amounts assume no exercise of the underwriter’s option to purchase additional shares.

B. Riley & Co., LLC and Craig-Hallum Capital Group LLC are acting as joint bookrunners for the offering, and The Benchmark Company is acting as the co-manager for the offering.

A registration statement relating to shares of the common stock of Netlist has been declared effective by the Securities and Exchange Commission on September 2, 2016. This offering is being made by Netlist by means of a written prospectus supplement forming part of the effective registration statement. A copy of the final prospectus for the offering will be filed with the SEC and will beavailable on the SEC’s website located at http://www.sec.gov and may also be obtained from B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, by telephone at (888) 295-0155, or by email at capitalmarkets@brileyco.com, or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist, Inc.
Netlist creates solutions that accelerate turning raw data into business insight. The company produces next generation persistent memory solutions that enable businesses to transact quicker, gain insight faster and reduce datacenter cost. Flagship products NVvault® and EXPRESSvault® accelerate system performance and provide mission critical fault tolerance.  HybriDIMM™, Netlist’s next-generation Storage Class Memory, lowers cost and improves performance of big data analytics and in-memory computing. The company holds a portfolio of patents, many seminal, in the area of hybrid memory, storage class memory, rank multiplication and load-reduction, among others. Netlist is part of the Russell Microcap® Index.  To learn more, visit www.netlist.com.

Safe Harbor Statement:
This news release contains forward-looking statements regarding future events and the future performance of Netlist.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks associated with the launch and commercial success of our products, programs and technologies; the success of product, joint development and licensing partnerships; continuing development, qualification and volume production of HybriDIMM™ , as well as our other products and technologies; the rapidly-changing nature of technology in our industry; risks associated with intellectual property, including patent infringement litigation initiated by us or by others against us as well as the costs and unpredictability of litigation over infringement of our intellectual property; volatility in the pricing of DRAM ICs and NAND flash; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including predictions about the size of the market for our products; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; and general economic and market conditions. Other risks and uncertainties are described in our annual report on Form 10-K filed on March 4, 2016, and subsequent filings with the U.S. Securities and Exchange Commission we make from time to time, including the preliminary and final prospectus supplements that we filed in connection with the proposed offering. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.